Employment Agreement

     This Agreement ("Agreement") dated this 1st day of January, 2005 between Science Dynamics Corporation ("Parent"), a Delaware corporation, Systems Management Engineering, Inc. and Eric D. Zelsdorf ("Employee"), sets forth the terms and conditions governing the employment relationship between Employer and Employee.

     1. Employment. During the term of this Agreement, as hereinafter defined, Employer hereby employs Employee as Chief Technology Officer of Employer at its office located at 12100 Sunset Hills Rd. Suite 330, Reston, Virginia, or any other location within a fifteen (15) mile radius of the same ("Principal Office"). Employee hereby accepts such employment upon the terms and conditions hereinafter set forth and agrees to faithfully and to the best of his ability perform such duties as may from time to time be assigned by Employer, such duties to at all times be rendered at the Principal Office and to be consistent with the duties customarily associated with title and position of Chief Technology Officer, generally.

     2. Term. Subject to the provisions for termination hereinafter, the term of this Agreement shall begin on the date of this Agreement and shall terminate on December 31, 2007.

     3. Compensation. For all services rendered by Employee under this Agreement during the term hereof, Employer shall pay Employee the following compensation:

          a) Salary.  A base salary of One Hundred  and Sixty  Thousand  Dollars
($160,000) per annum payable in accordance with Employer's standard payroll practices.

          b) Incentive Bonus. Employee shall have the opportunity to earn a percentage of the base salary set forth in subparagraph 3(a) above in Employer's bonus plans as adopted from time to time.

          c) Stock Options. Employee shall be granted a one time, option for shares in Science Dynamics Corp to be vested over three years, in accordance with the company's employee stock option program and the pool of options granted in accordance with the purchase agreement. The strike price for the entire option grant shall be the stock price at the close of the acquisition of SMEI by Science Dynamics. Employee shall be eligible to receive future options under the stock option plan of Parent to purchase common shares of Parent or any similar plans as may be in effect from time to time.

          d) Other Benefits. Employee shall maintain current benefits and corresponding Employer contribution (or better) or equivalent benefits for the duration of this agreement (three years ending December 31, 2007). Current benefits include: family health care insurance, family dental care insurance, company paid personal $1MM life insurance policy, company paid key man $1MM life insurance policy, short term and long term disability, 401(k) with safe harbor matching, $500 per month car allowance, four weeks paid vacation, and all government holidays. In addition, employer shall cover all costs related to continuing education in coursework or training programs related to technology, business, or other related initiatives.

     4. Extent of Services. Employee shall devote his full time, attention and energies to the business of Employer and shall act in accordance with his fiduciary responsibility to the corporation. Employee shall not engage in any business activity during his employment that directly competes or conflicts with the business of the employer,. Employee warrants and represents that he has no contracts or obligations to others which would materially inhibit the performance of his services under this Agreement.

     5. Noncompete and Disclosure or Use of Information. The Employee agrees to sign an mutually agreeable noncompete and disclosure or use of information agreement with the company prior to the close of the acquisition of SMEI by Science Dynamics.


     6. Notices. Any notice, request or demand required or permitted to be given under this Agreement shall be in writing, and shall be sent by certified or overnight mail to the residence of Employee or Principal Office of Employer, respectively.

     7. Elective  Position;  Effect of  Termination.  Nothing  contained in this
Agreement is intended to abrogate, limit or affect the powers, rights or privileges of Employer to terminate the employment of Employee with or without cause, as those terms are described in Section 10 of this Agreement. If Employee is terminated by Employer without cause or resigns with cause, he shall be entitled to all compensation and benefits otherwise remaining and unpaid under the remaining term of this Agreement, providing he remains ready willing and able to perform the duties hereunder at the time of termination. Resignation with cause shall include, but not be limited to: a reduction in position and/or responsibilities; a material change in employee's reporting structure; relocation beyond 30 miles of "Principal Office," as defined in Section 1 of this agreement (unless mutually agreed upon in writing). Additionally, all stock options granted under this Agreement will become immediately vested and exercisable. In the event Employee is terminated by Employer for cause or resigns voluntarily without cause, no compensation shall be due Employee other than that which has been earned through the date of termination.

     8. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     9. Assignment. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. The obligations of Employee hereunder may not be assigned or delegated.

     10. Termination of Agreement. This Agreement shall terminate upon the following events and conditions:

          (a) Upon expiration of its terms.

          (b) For cause by the Employer immediately upon written notice. Cause shall be constituted by material breach of this Agreement by Employee, conviction of a felony by Employee or any willful act acts or omissions of dishonesty by Employee which cause harm to Employer.

          (c) For cause by Employee immediately upon written notice. Cause shall be constituted by material breach of this Agreement by Employer.

          (d) Without cause by either party upon written notice.

          (e) In the event that Employee is unable to perform the services called for hereunder by reason of incapacity or disablement for more than six
(6) months (whether consecutive or not) in any twenty-four (24) consecutive months, Employer shall have the right to terminate this Agreement by written notice to Employee. Notwithstanding such termination, Employee shall be entitled to any disability benefits generally available to employees of Employer. In the event of such termination, all non-vested obligations of Employer or Employee pursuant to this Agreement shall terminate as of the date thereof.

     11. Entire Agreement;Choice of Law. This instrument contains the entire agreement of the parties. It may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. This Agreement shall be governed by the laws of the State of Virginia, and any litigation shall be conducted in the State of Virginia.

     IN WITNESS WHEREOF, the parties have executed this Agreement on this 4th day of February, 2005. EMPLOYEE Witness


 /s/ Eric D. Zelsdorf                               /s/ Barbara Schipper
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Eric D. Zelsdorf                                    Barbara Schipper

EMPLOYER                                            Attest
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 /s/ Barbara Schipper                               ________________________
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By: Barbara Schipper
Its: Vice President

PARENT                                              Attest
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 /s/ Paul Burgess                                   ________________________
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By: Paul Burgess
Its: Chief Operating Officer